Exhibit 99.1

News Release

PLUG POWER ANNOUNCES 2015 SECOND QUARTER RESULTS

Record Revenues and Gross Margins

LATHAM, NY — August 6, 2015 — Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today reports its 2015 second quarter results. The quarterly results are the Company’s best in its 19-year history, and include:

•                  Record revenues of $24M

•                  Bookings in excess of $59M

•                  Positive gross margin at 7 percent

Most notably, Plug Power realized 26 percent gross margins from its longest-running product line, GenDrive, up from 17 percent in the same quarter of 2014. Plug Power has been selling GenDrive to material handling customers commercially since 2010. Today, more than 8,500 units have been deployed in North America, and have accumulated more than 107 million operating hours.

Plug Power continues to see ongoing success and multiple deployments with repeat customers such as Walmart and Kroger, where distribution center conversion rates average one to three facilities per quarter. The GenKey value proposition has been validated by large customers like these and many others, but GenKey is increasingly attractive to mid-size customers such as Dietz and Watson, FreezPak Logistics and Newark Farmers Market because Plug Power provides cost-effective access to hydrogen through GenFuel.

Plug Power is poised for expansion within Europe, as it now owns 100 percent of its HyPulsion joint venture having acquired 80 percent from partner Air Liquide. HyPulsion already has an existing suite of CE-certified products and OEM relationships across the continent. Plug Power is actively engaged with customers in Europe, and is currently placing strong sales emphasis on high labor cost countries.

The Company maintains its 2015 forecast of total sales in excess of $100 million, including sales of more than 3,300 GenDrive units and construction of more than 15 GenFuel hydrogen infrastructures. The company projects bookings of more than $200 million in 2015.

“Plug Power is experiencing continual revenue and gross margin expansion,” says Plug Power CEO Andy Marsh. “We expect the third quarter to be even better than Q2 2015, with revenues of over $30 million.”

Financial Results

Total revenue for the second quarter of 2015 was $24.0 million, comprised of $15.3 million of product revenue, $8.4 million of service revenue and $0.3 million of research and development (R&D) contract revenue. This compares to total revenue of $17.3 million in the second quarter of 2014, which was comprised of $12.6 million of product revenue, $4.4 million of service revenue and $0.3 million of R&D contract revenue. Total revenue represents a year-over-year increase of 39 percent, driven by more GenDrive units sold, three hydrogen infrastructure installation sales in service revenues in 2015 (only one comparable sale in second quarter of 2014), and increased GenCare service revenues.

The Company shipped 888 units during the second quarter of 2015 compared to 446 shipped in the first quarter of 2015 and 687 units in the second quarter of 2014.  Shipments in second quarter of 2015 included 396 units for projects that closed for financing in July 2015, and related revenue will be recognized in the third quarter of 2015. The Company recognized revenue for 892 units in the second quarter of 2015 compared to units recognized in revenue of 265 units in the first quarter of 2015 and 687 units in the second quarter of 2014.

In regards to GenCare services, the Company had approximately 6,894 GenDrive units and 15 hydrogen infrastructure sites under service contracts as of June 30, 2015, as compared to approximately 2,944 GenDrive units and only one hydrogen infrastructure site under service contracts as of June 30, 2014.

In regards to GenFuel contracts where the Company provides hydrogen fuel to customers as part of their GenKey offering, the Company had 15 customers under contract contributing revenue in the second quarter of 2015, as compared to only one customer under contract in the second quarter of 2014.

Total cost of revenue for the second quarter of 2015 was $22.4 million, comprised of $11.6 million of cost of product revenue, $10.5 million of cost of service revenue and $0.3 million of cost of R&D contract revenue. This compares to total cost of revenue of $17.1 million in the second quarter of 2014, which was comprised of $10.4 million of cost of product revenue, $5.9 million of cost of service revenue and $0.8 million of cost of R&D contract revenue. Year-over-year, this reflects continued substantial margin improvement in all business lines, with a total positive gross margin of 7 percent for second quarter of 2015 versus a total gross margin of 1 percent for the comparable period in 2014. The improvement stems from leverage of higher volume and continued cost downs.

Total administrative costs (including research and development and selling and general administrative) for the second quarter of 2015 were $11.4 million, as compared to total administrative costs of $6.8 million for the second quarter of 2014. The increased costs stem from incremental investments in sales and varied business functions to support continued growth in addition to multiple investments in product design and performance enhancement programs.

Net loss attributable to common shareholders for the second quarter of 2015 was $9.3 million, or $0.05 per share on a diluted basis. Included in the net loss for the second quarter of 2015 was a gain of $0.7 million related to the change in fair value of common stock warrant liability. Excluding this gain, adjusted net loss for the second quarter 2015 was $9.9 million or $0.06 per share on diluted basis.

Please see the tables at the end of this press release for a reconciliation of net loss to adjusted net loss.

Cash and Liquidity

Net cash used in operating activities for the second quarter 2015 was $10.6 million which stems from the ongoing investment in our increased commercial activity, as well as incremental investment in working capital given the inventory build activity for third quarter programs. Plug Power had cash and cash equivalents of $109.1 million and net working capital of $135.8 million at June 30, 2015.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company’s results for the second quarter of 2015. Interested parties are invited to listen to the conference call by calling 877-465-1289.

The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly https://event.webcasts.com/starthere.jsp?ei=1069461. A playback of the call will be available online for a period following the event.

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About Plug Power Inc.

The powerhouse in hydrogen fuel cell technology, Plug Power is revolutionizing the industry with cost-effective solutions that increase productivity, lower operating costs and reduce carbon footprint. Its signature solution, GenKey, provides an all-inclusive package for customers, incorporating GenFuel hydrogen and fueling infrastructure, GenCare aftermarket service and either GenDrive or ReliOn fuel cell systems. GenDrive, a lead-acid battery replacement, is used in electric lift trucks in high-throughput material handling applications. With more than 8,500 GenDrive units deployed with material handling customers, GenDrive has been proven reliable with more than 107 million hours of runtime. Plug Power manufactures tomorrow’s incumbent power solutions today, so customers can POWERAhead. Additional information about the Plug Power brands is available at www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“PLUG”), including but not limited to statements about PLUG’s 2015 forecast of sales, unit shipments, hydrogen infrastructure construction and order bookings, as well as growth and expansion in the European market and other growth opportunities. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we will not be able to obtain financing arrangements to support the sale or leasing of our products and services to customers;  the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, ReliOn and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, ReliOn and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission. For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG’s public filings with the Securities and Exchange Commission (the “SEC”) including, the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2014. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Media and Investor Relations Contact:

Teal Vivacqua
Plug Power Inc.
Phone: 518.738.0269

Plug Power Inc.

Selected Financial Data

(Dollars in 000’s except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Product revenue	$15,324	$12,579	$19,391	$15,741
Product gross margin	24%	17%	20%	12%
Service revenue	$8,428	$4,415	$13,731	$6,481
Service gross margin	-24%	-34%	-32%	-53%
Research and development contract revenue	$257	$327	$303	$674
Research and development contract margin	-21%	-135%	-19%	-76%
Total revenue	$24,009	$17,321	$33,425	$22,896
Total gross margin	7%	1%	-2%	-9%

Total administration costs (1)	$11,427	$6,837	$22,077	$11,910

EBITDAS	$(7,520)	$(4,947)	$(17,500)	$(10,652)
Adjusted net loss	(9,920)	(5,752)	(22,766)	(13,228)
Adjusted diluted net loss per share	(0.06)	(0.03)	(0.13)	(0.09)

Cash used in operating activities	$(10,610)	$(11,047)	$(24,255)	$(19,934)

	At June 30, 2015	At December 31, 2014

Cash and cash equivalents	$109,139	$146,205
Working capital	$135,760	$167,039

(1) Administration costs represent total research and development, and selling, general and administrative costs, including amortization of intangible assets.

Plug Power Inc.

Reconciliation of Non-GAAP financial measures

(Dollars in 000’s except per share amounts)

Reconciliation of Reported Net (Loss) Income to Adjusted Net Loss

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Net (loss) income attributable to common shareholders, as reported	$(9,253)	$3,825	$(20,330)	$(72,084)
Less: change in fair value of common stock warrant liability	667	9,577	2,436	(58,856)
Adjusted net loss	$(9,920)	$(5,752)	$(22,766)	$(13,228)

Adjusted diluted net loss per share	$(0.06)	$(0.03)	$(0.13)	$(0.09)

Diluted weighted average number of common shares outstanding	173,439,391	176,157,179	173,402,611	146,905,767

Adjusted net loss and adjusted diluted loss per share, exclude the change in fair value of common stock warrant liability.

Reconciliation of Reported Operating Loss to EBITDAS

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Operating loss, as reported	$(9,865)	$(6,642)	$(22,626)	$(14,020)
Stock-based compensation	1,738	606	3,435	1,255
Depreciation and amortization	607	1,089	1,691	2,113
EBITDAS	$(7,520)	$(4,947)	$(17,500)	$(10,652)

EBITDAS is defined as operating loss, adjusted for depreciation and amortization expense and charges for stock-based compensation.

EBITDAS and adjusted net loss are non-GAAP measures of our financial performance and should not be considered as an alternative to net income/(loss) or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.